Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE THIRD QUARTER OF FISCAL 2026

East Schodack, NY  July 30, 2026 – The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a distribution of $0.26 per unit for the third quarter of fiscal 2026, the same level as the third quarter of fiscal 2025.  This compares to a $0.22 for the second quarter of fiscal 2026.  The $0.26 distribution for the third quarter of fiscal 2026 is payable on August 31, 2026 to owners of record on August 17, 2026.

The Trust receives its royalties under the Mobil and OEG Royalty Agreements as detailed in the 2025 10-K on the Trust’s website.  In accordance with the agreements, the Trust’s monthly royalty payments are paid based on the amount of royalties payable to the Trust in the prior quarter. Additional details will be available in the Trust’s 10-Q filing at the Trust’s website, shown below, or through the SEC’s EDGAR website on or about August 31, 2026.

The cumulative 12-month distribution, which includes the August 2026 distribution and the three prior quarterly distributions, is $1.01 per unit. This 12-month cumulative distribution is 47.5%, or $0.49 per unit, higher than the prior 12-month distribution of $0.52 per unit. The Trust makes quarterly distributions to unit owners to the extent available during the months of February, May, August, and November.

Contact – Edwin Sapienza, Trust Administrator, telephone: (732) 741-4008, email: esapienza@neort.com.   The Trust’s press releases and other pertinent information are available on the Trust’s website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and geopolitical and economic uncertainty.  Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.